Filed pursuant to Rule 433

Registration File No. 333-223083

Supplementing the Preliminary Prospectus

Supplement dated January 28, 2019

(To Prospectus dated February 16, 2018)

Comerica Incorporated

Pricing Term Sheet

$350,000,000

4.000% Senior Notes due 2029

January 28, 2019

Issuer:	Comerica Incorporated

Security Type:	Senior Notes

Ratings*:	Moody’s: A3 (Stable Outlook); S&P: BBB+ (Stable Outlook); Fitch: A (Stable Outlook)

Principal Amount:	$350,000,000

Pricing Date:	January 28, 2019

Settlement Date**:	February 1, 2019

Maturity Date:	February 1, 2029

Interest Payment Dates:	February 1 and August 1 of each year, beginning on August 1, 2019

Reference Benchmark:	3.125% due November 15, 2028

Benchmark Price and Yield:	103-7+; 2.746%

Spread to Benchmark:	+130 bps

Reoffer Yield:	4.046%

Coupon:	4.000%

Price to Investors (%):	99.625% of Principal Amount

Par Call:	On and after November 3, 2028

CUSIP/ISIN:	200340 AT4 / US200340AT44

Book-Running Manager:	Morgan Stanley & Co. LLC J.P. Morgan Securities LLC

Co-Managers:	Comerica Securities, Inc. Sandler O’Neill & Partners, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** It is expected that delivery of the notes will be made against payment therefor on or about February 1, 2019, which is the fourth business day following the date hereof (such settlement cycle being referred to as “T+4”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade such notes on the date of pricing or the succeeding business day should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Morgan Stanley & Co. LLC or J.P. Morgan Securities LLC or Morgan Stanley & Co. LLC can arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or J.P. Morgan Securities LLC collect at 1-212-834-4533.